                                                                     Exhibit 3.2


                                 April 16, 2001



Nuveen Investments
333 West Wacker Drive
Chicago, Illinois  60606


The Bank of New York
101 Barclay Street
New York, New York 10286

    Re:  Nuveen Unit Trusts, Series 125
         ----------------------------------------------------------------------

Gentlemen:

     We have acted as counsel to Nuveen Unit Trusts, Series 125 (the "Fund"), in connection with the issuance of Units of fractional undivided interest in the Trust(s), under a Trust Indenture and Agreement dated April 16, 2001 (the "Indenture") between Nuveen Investments, as Sponsor and Depositor, and The Bank of New York, as Trustee and Evaluator.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trust(s) will be administered, and investments by the Trust(s) from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. The assets of each Trust will consist of a portfolio of equity securities (the "Securities") as set forth in the Prospectus. For purposes of the following discussion and opinion, it is assumed that each Security is equity for federal income tax purposes.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

       I. Each Trust is not an association taxable as a corporation for Federal income tax purposes but will be governed by the provisions of subchapter J (relating to trusts) of Chapter 1, Internal Revenue Code of 1986 (the "Code"); each Unitholder will be treated as the owner of a pro rata portion of each of the assets of the Trust(s), in the proportion that the number of Units held by him or her bears to the total number of Units outstanding; under Subpart E, Subchapter J of Chapter 1 of the Code, income of the Trust(s) will be treated as income of the Unitholders in the proportion described above; and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Trustee. Each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust(s). A Unitholder's pro rata portion of distributions of cash or property by a corporation with respect to a Security ("dividends" as defined by Section 316 of the Code), is taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends paid on such Security which exceeds such current and accumulated earnings and profits will first reduce a Unitholder's tax basis in such Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Security, shall be treated as gain from the sale or exchange of property.

       II. The price a Unitholder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Security held by the Trusts (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his or her Units), in order to determine his or her tax basis for his or her pro rata portion of each Security held by the Trust(s).

       III. Gain or loss will be recognized to a Unitholder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of securities is received by such Unitholder from the Trust(s) as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his or her Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Security which is not taxable as ordinary income.

      IV. If the Trustee disposes of a Trust asset (whether by sale, taxable exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unitholder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his or her basis for his or her fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which his or her Units were acquired) among each of the Trust's assets (as of the date on which his or her Units were acquired) ratably according to their values as of the valuation date nearest the date on which he or she purchased such Units. A Unitholder's basis in his or her Units and of his or her fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Security which are not taxable as ordinary income.

     V. Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of Securities upon the redemption of Units or upon the termination of the Trust(s). As previously discussed, prior to the redemption of Units or the termination of the Trust(s), a Unitholder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unitholder receiving whole shares of stock and possibly cash. The potential Federal income tax consequences which may occur under an in kind distribution with respect to each Security owned by the Trust(s) will depend upon whether or not a Unitholder receives cash in addition to Securities. A "Security" for this purpose is a particular class of stock issued by a particular corporation. A Unitholder will not recognize gain or loss if a Unitholder only receives Securities in exchange for his or her pro rata portion of the Securities held by the Trust(s). However, if a Unitholder also receives cash in exchange for a fractional share of a Security held by the Trust(s), such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his or her tax basis in such fractional share of a Security held by the Trust(s). The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unitholder with respect to each Security owned by the Trust(s).

     A domestic corporation owning Units in the Trust(s) may be eligible for the 70% dividends received deduction pursuant to Section 243(a) of the Code with respect to such Unitholder's pro rata portion of dividends received by a Trust (to the extent such dividends are taxable as ordinary income, as discussed above, and are attributable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code.

     To the extent dividends received by the Trust(s) are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations.

     Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses of the Trust(s) as miscellaneous itemized deductions subject to this limitation.


     In addition, it should be noted that capital gains can be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions" effective for transactions entered into after April 30, 1993.


     A Unitholder will recognize taxable gain (or loss) when all or part of the pro rata interest in a Security is either sold by the Trusts or redeemed or when a Unitholder disposes of his or her Units in a taxable transaction, in each case for an amount greater (or less) than his or her tax basis therefor, subject to various non-recognition provisions of the Code.


     It should be noted that payments to the Trust(s) of dividends on Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and the Unitholders should consult their tax advisors regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust(s). Any dividends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his or her share of foreign taxes that have been paid or accrued, if any, and an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

     Any gain or loss recognized on a sale or exchange will, under current law, generally be capital gain or loss.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-58614) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                     Very truly yours,

                                     /s/ Chapman and Cutler

                                     Chapman and Cutler